Exhibit 99.1

Genie Energy Declares 2nd Quarter 2018 Dividend on Preferred Stock

NEWARK NJ – July 25, 2018: The Genie Energy Ltd (NYSE: GNE, GNEPRA) board of directors has declared cash dividend of $0.1594 per share of the company’s Series 2012-A Preferred Stock for the second quarter of 2018.

The dividend will be paid on August 15, 2018 to preferred stockholders of record as of the close of business on August 8th.

The distribution will be treated as an ordinary dividend for tax purposes.

Genie Energy announces declarations for GNEPRA Series 2012-A Preferred Stock dividends via Form 8-K filings with the Securities and Exchange Commission and press releases posted on the investor relations pages of the Genie Energy http://www.genie.com/investor_relations/

About Genie Energy Ltd.:

Genie Energy Ltd. (NYSE: GNE, GNEPRA), through its Genie Retail Energy (GRE) division, provides electricity and natural gas primarily to residential and small business customers in the United States and, through a joint venture, in Great Britain. GRE also operates Diversegy, a commercial brokerage and marketing services company. Genie's GOGAS division operates oil and gas exploration and drilling services ventures. For more information, visit www.genie.com.

Contact:

Genie Energy Investor Relations

Bill Ulrey

P: (973) 438-3848

E-mail: invest@genie.com